Exhibit 5(F)

AMENDMENT TO THE

DISTRIBUTION AGREEMENT FOR

TIAA SEPARATE ACCOUNT VA-1

This is an amendment, dated as of May l, 2016, to the Distribution Agreement for TIAA Separate Account VA-1 (“Agreement”), dated the 15th day of September, 1994, as amended from time to time, among Teachers Insurance and Annuity Association of America (“TIAA’’), a nonprofit New York insurance corporation, TIAA Separate Account VA-1 (“VA-1”), a separate account of TIAA, and Teachers Personal Investors Services, Inc. (“TPIS”), a Delaware corporation, which TPIS subsequently assigned its duties and responsibilities thereunder to TIAA-CREF Individual & Institutional Services LLC (“Distributor”) under an Assumption and Assignment Agreement dated May 1, 2013.

WHEREAS, the Management Committee has determined that it is in the best interest of VA-1 to synchronize the date of the Agreement with the annual renewal of the Agreement to facilitate VA-1’s compliance schedule and administration;

NOW THEREFORE, the parties agree that the Agreement, as amended, shall be dated May 1, 2016.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year set forth above.

TEACHERS INSURANCE AND ANNUITY ASSOCATION OF AMERICA

/s/ Bradley Finkle
By:	Bradley Finkle
Title:	SMD, President, TIAA Investments

TIAA SEPARATE ACCOUNT VA-1

/s/ Austin P Wachter
By:	Austin P. Wachter
Title:	VP, Funds Treasurer

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES LLC

/s/ Christy R Lee
By:
Title: